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                                              Exhibit 99(a)


FOR IMMEDIATE RELEASE    	For additional information contact:
        	                	Michael J. Gasser
	                        	Chairman and Chief Executive Officer
                         	(740) 549-6000

     GREIF BROS. CORPORATION COMPLETES SIGNIFICANT
       INDUSTRIAL SHIPPING CONTAINER ACQUISITION

DELAWARE, Ohio -- (March 31, 1998) Greif Bros. Corporation (Nasdaq: GBCOA; GBCOB) today announced that it has completed the previously announced acquisition of the industrial container business of Sonoco Products Company (NYSE:SON). In addition, Greif entered into an agreement with Sonoco to acquire its intermediate bulk container business, which the parties intend to close as soon as receipt of necessary approvals are obtained. Pending receipt of such approvals, Greif will market and sell the IBCs for Sonoco under a distributorship agreement. These businesses had combined annual net sales of approximately $210 million last year.

The purchase price for the business is approximately $225 million in cash. This acquisition includes 12 fibre drum plants and 5 plastic drum plants along with facilities for research and development, packaging services and distribution.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, "We are thrilled to have completed this transaction, which positions Greif as the leader in the industrial shipping container field. As a result of this acquisition, we have significantly increased our capabilities to provide customers with cost effective packaging solutions. We also add a market accepted intermediate bulk container to our product line as well as additional plastic drum expertise and an established vendor management program."

Greif Bros. Corporation manufactures and markets a broad variety of superior quality industrial packaging and components including steel drums, fibre drums, plastic drums and multiwall bags. The Company is integrated, from its timberlands to corrugated sheet and box operations, including both virgin and recycled paper mills. With operations in the United States, Canada and Mexico, Greif Bros. provides innovative products, services and solutions to meet the ever changing needs of its customers.